Exhibit 21.1(c)

Prime Source Group Combined financial statements for the years ended 31 December 2022, 2021 and 2020 prepared in accordance with IFRSs

Almaty 2024

CONTENTS

Independent auditors’ report

Combined financial statements

Combined statements of profit or loss and other comprehensive income	1

Combined statements of financial position	2

Combined statements of cash flows	3

Combined statements of changes in equity	4

Notes to the combined financial statements

1. General information	5

2. Basis of preparation	5

3. Revenues	8

4. Cost of sales	8

5. Administrative expenses	9

6. Other operating income and expenses	10

7. Finance income and costs	10

8. Income tax	11

9. Intangible assets	12

10. Property, plant and equipment	13

11. Loans receivable	13

12. Advances paid and other current assets	14

13. Trade and other receivables	15

14. Cash	15

15. Equity	15

16. Leases	16

17. Borrowings	17

18. Other taxes payable	18

19. Trade and other payables	18

20. Contract liabilities	18

21. Reconciliation of profit before taxation to cash flows from operating activities	19

22. Financial instruments and financial risk management objectives and policies	19

23. Commitments and contingencies	24

24. Related party disclosures	25

25. Significant accounting policies	27

26. Events after the reporting period	33

Moore Kazakhstan
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INDEPENDENT AUDITOR’S REPORT

To: Owners of Prime Source Group

Report on the Audit of the Combined Financial Statements

Opinion

We have audited the accompanying combined financial statements of Prime Source LLP, Prime Source Innovation LLP, Prime Source Analytic Systems LLP, InFin IT Solution LLP and Digitalism LLP, companies registered under the laws of the Republic of Kazakhstan (hereinafter – the “Prime Source Group”, or the “Group”), which comprise the combined statements of financial position as at 31 December 2022, 2021 and 2020, the combined statements of profit or loss and other comprehensive income, the combined statements of cash flows and the combined statements of changes in equity for the years then ended, and notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the combined financial position of the Group as at 31 December 2022, 2021 and 2020 and the combined results of its operations and its combined cash flows for the years then ended in accordance with International Financial Reporting Standards (hereinafter – “IFRSs”) as issued by International Accounting Standards Board (“IASB”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (hereinafter – “US GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with IFRSs, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for one year after the date that the combined financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

Page 1 of 2 An independent member firm of Moore Global Network Limited – members in principal cities throughout the world

Auditors’ Responsibilities for the Audit of the Combined Financial Statements, continued

In performing an audit in accordance with US GAAS, we:

Exercise professional judgment and maintain professional skepticism throughout the audit.

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Approve

Serik Kozhikenov Chief Executive Engagement partner Certified Auditor Republic of Kazakhstan No. 0000557 dated 24 December 2003 22 July 2024 Moore Kazakhstan LLP	Nikolay Slavyaninov Concurrent engagement partner Certified Public Accountant USA Oregon No. 10018 dated 20 August 2001

General licence No. 23023540 for audit activity issued 27 October 2023 by the Ministry of Finance of the Republic of Kazakhstan

Page 2 of 2 An independent member firm of Moore Global Network Limited – members in principal cities throughout the world

Prime Source Group

Combined statements of profit or loss and other comprehensive income for the years ended 31 December 2022, 2021 and 2020

KZT’000	Note	2022	2021	2020
Revenues	3	9,204,444	11,125,645	6,393,020
Cost of sales	4	(7,191,034)	(9,660,545)	(5,446,114)
Gross profit		2,013,410	1,465,100	946,906
Administrative expenses	5	(817,811)	(675,940)	(477,258)
Other operating income	6(a)	56,872	43,307	4,282
Other operating expenses	6(b)	(33,266)	(10,869)	(5,351)
Impairment losses	13	(59,392)	(63,608)	(26,427)
Operating profit		1,159,813	757,990	442,152
Finance income	7(a)	21,146	52,831	39,332
Finance costs	7(b)	(142,396)	(56,643)	(54,235)
Foreign exchange (loss) gain		(50,153)	3,030	(36,081)
Profit before taxation		988,410	757,208	391,168
Income tax (expense) recovery	8(a)	(169,099)	339,744	(28,086)
Profit for the year		819,311	1,096,952	363,082
Other comprehensive income		–	–	–
Total comprehensive income for the year		819,311	1,096,952	363,082

These combined financial statements have been approved for issue on 22 July 2024 and signed on behalf of the Group’s management by:

Evgeniy Shcherbinin Director Prime Source Group	Natalia Tahtova Chief accountant Prime Source Group

The notes on pages 5 to 33 are an integral part of these combined financial statements

1

Prime Source Group

Combined statements of financial position

as at 31 December 2022, 2021 and 2020

KZT’000	Note	2022	2021	2020
ASSETS
Non-current assets
Intangible assets	9	2,850,872	2,177,010	1,473,473
Property, plant and equipment	10	38,742	52,234	81,360
Right-of-use assets	16(a)	82,399	71,263	85,582
Loans receivable	11	–	–	427,693
Deferred tax asset	8(b)	111,603	290,290	5,255
		3,083,616	2,590,797	2,073,363
Current assets
Loans receivable	11	–	503,564	–
Advances paid and other current assets	12	1,005,817	312,738	147,083
Trade and other receivables	13	1,689,948	1,221,392	595,769
Cash	14	343,376	1,034,345	913,595
		3,039,141	3,072,039	1,656,447
TOTAL ASSETS		6,122,757	5,662,836	3,729,810
EQUITY AND LIABILITIES
Equity
Invested capital	15(a)	353,640	665	665
Additional paid in capital	15(b)	54,206	15,854	13,827
Retained earnings		2,225,248	1,405,937	308,985
		2,633,094	1,422,456	323,477
Non-current liabilities
Lease liabilities	16(b)	69,138	67,439	78,305
Deferred tax liability	8(b)	–	–	73,030
		69,138	67,439	151,335
Current liabilities
Lease liabilities	16(b)	39,149	23,155	13,883
Borrowings	17	1,207,316	659,840	243,333
Income tax payable		–	19,085	3,490
Other taxes payable	18	276,876	258,464	363,793
Trade and other payables	19	799,311	2,120,084	2,042,823
Contract liabilities	20	1,097,873	1,092,313	587,676
		3,420,525	4,172,941	3,254,998
TOTAL LIABILITIES		3,489,663	4,240,380	3,406,333
TOTAL EQUITY AND LIABILITIES		6,122,757	5,662,836	3,729,810

The notes on pages 5 to 33 are an integral part of these combined financial statements

2

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

KZT’000	Note	2022	2021	2022
OPERATING ACTIVITIES
Cash receipts from customers		15,057,031	16,030,895	9,860,879
Cash paid to employees		(2,718,638)	(2,356,815)	(2,439,314)
Other taxes paid		(1,247,422)	(1,212,683)	(962,548)
Cash paid to suppliers		(11,686,108)	(11,825,484)	(5,300,120)
Cash flows from operations before interest and income tax paid	21	(595,137)	635,913	1,158,897
Interest paid	16(b),17	(111,378)	(49,208)	(31,462)
Income tax paid		(19,085)	(3,233)	(17,988)
Net cash (used in) from operating activities		(725,600)	583,472	1,109,447

INVESTING ACTIVITIES
Investments into intangible assets	9	(866,882)	(838,260)	(777,001)
Purchases of property, plant and equipment	10	(26,192)	(14,113)	(39,881)
Loans issued	11	–	(79,977)	(127,989)
Loans repaid	11	28,225	57,276	35,014
Interest received		6,428	6,331	12,880
Net cash used in investing activities		(858,421)	(868,743)	(896,977)

FINANCING ACTIVITIES
Contributions to charter capital	15(a)	352,975	–	144
Proceeds from borrowings	17	2,561,900	2,638,640	1,067,654
Repayment of borrowings	17	(1,997,250)	(2,222,133)	(824,321)
Lease payments	16(b)	(16,642)	(6,681)	(15,608)
Net cash from financing activities		900,983	409,826	227,869

Net (decrease) increase in cash		(683,038)	124,555	440,339
Effect of exchange rate changes on cash		(7,931)	(3,805)	(11,230)
Cash at the beginning of the year		1,034,345	913,595	484,486
Cash at the end of the year	14	343,376	1,034,345	913,595

Non-cash transactions

KZT’000	Note	2022	2021	2021
Offset of loans issued against trade payables	11	453,405	–	–
Recognition of discount on loans issued	11	252	4,901	12,937
Recognition of lease assets and liabilities	16	34,335	5,087	95,566
Recognition of discount on borrowings	17	47,940	2,534	9,836

The notes on pages 5 to 33 are an integral part of these combined financial statements

3

Prime Source Group

Combined statements of changes in equity

for the years ended 31 December 2022, 2021 and 2020

KZT’000	Note	Invested capital	Additional paid in capital	Retained earnings	Total
At 1 January 2020		521	5,958	(54,097)	(47,618)
Profit for the year		–	–	363,082	363,082
Discounting loans received from former owner, less income tax	17,8(b)	–	7,869	–	7,869
Contributions into charter capital	15(a)	144	–	–	144
At 31 December 2020		665	13,827	308,985	323,477
Profit for the year		–	–	1,096,952	1,096,952
Discounting loans received from former owner, less income tax	17,8(b)	–	2,027	–	2,027
At 31 December 2021		665	15,854	1,405,937	1,422,456
Profit for the year		–	–	819,311	819,311
Discounting loans received from former owner, less income tax	17,8(b)	–	38,352	–	38,352
Contributions into charter capital	15(a)	352,975	–	–	352,975
At 31 December 2022		353,640	54,206	2,225,248	2,633,094

The notes on pages 5 to 33 are an integral part of these combined financial statements

4

Prime Source Group

Notes to the combined financial statements

for the years ended 31 December 2022, 2021 and 2020

1. General information

(a) Organisation and operation

Prime Source LLP, Prime Source Innovation LLP, Prime Source Analytic Systems LLP, InFin IT Solution LLP and Digitalism LLP (hereinafter – the “Group” or “Prime Source Group”) is a group of entities incorporated in Kazakhstan.

In May 2022, the Group’s entities were purchased by FB Prime Source Acquisition LLC (hereinafter – the “Parent company”), a company incorporated in Delaware, USA. In accordance with the purchase share agreement, until the consideration is fully paid, the Parent company shall work with the prior owners to make the key decisions. The ultimate parent undertaking is LZG International, Inc., a public company incorporated in Florida, USA, which is traded on the OTCQB market.

The administrative office of the Group’s entities is located at 22/5 Kazhymukan str., Almaty, 050059, Kazakhstan.

The Group deals in software development, implementation of technological solutions, management and IT consulting. The Group provides businesses with the latest innovations in robotisation and business process management, system integration, data management, risk management, analysis and forecasting. Based on its own R&D department, it implements unique projects for the Kazakhstan market in the following areas: big data, machine learning, artificial intelligence, blockchain.

As at 31 December 2022, the Group had 473 employees (2021: 433 employees; 2020: 414 employees).

(b) Kazakhstan business environment

The Group’s operations are primarily located in Kazakhstan. Consequently, the Group is exposed to country risk being the economic, political and social risks inherent in doing business in Kazakhstan. These risks include matters arising from the policies of the government, economic conditions, imposition or changes to taxes and regulations, foreign exchange fluctuations and the enforceability of contract rights.

The financial statements include management’s estimates of Kazakhstan economic conditions and their impact on the results and financial position of the Group. Actual economic conditions can differ from those estimates.

2. Basis of preparation

(a) Statement of compliance

These combined financial statements have been prepared in accordance with International Financial Reporting Standards (hereinafter – “IFRSs”) as issued by the International Accounting Standards Board (hereinafter – “IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (hereinafter – “IFRIC”) of the IASB.

(b) Going concern

These combined financial statements have been prepared on a going concern basis.

Management believes that the Group’s stable profitability and access to debt funding are sufficient to meet the Group’s anticipated cash flow requirements. After making appropriate enquiries, and having considered the outlook of product pricing, production levels, debt repayments and capital expenditure commitments and assessing reasonably possible adverse operational impacts such as lower prices, increased operational and capital expenditure costs, management has reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, the Group continues to adopt the going concern basis of accounting in preparing the combined financial statements.

(c) Basis of accounting

The combined financial statements have been prepared on a historical cost basis.

5

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

2. Basis of preparation, continued

(d) Basis of combination

The combined financial statements set out the Group’s financial position as at 31 December 2022, 2021 and 2020 and the Group’s financial performance for the year ended 31 December 2022, 2021 and 2020. The Group does not form a separate legal group of legal entities in all years presented. The Group’s entities are the enterprises under common control of FB Prime Source Acquisition LLC. Control exists when the Group has the power, directly or indirectly, to direct those activities of an enterprise that most significantly affect the returns the Group earns from its involvement with the enterprise.

The financial statements of the Group’s entities are prepared for the same reporting year, using consistent accounting policies. All intercompany balances and transactions, including unrealised profits arising from intragroup transactions, have been eliminated in full. Unrealised losses are eliminated in the same way as unrealised gains except that they are only eliminated to the extent that there is no evidence of impairment.

(e) Functional and presentation currency

The national currency of the Republic of Kazakhstan is the Kazakhstan tenge (hereinafter – “tenge” or “KZT”), which is the functional currency of the Group’s entities and the currency in which these combined financial statements are presented. All financial information presented in tenge has been rounded to the nearest thousand (hereinafter – “KZT’000” or “KZT thousand”).

(f) Adoption of standards and interpretations

In preparing the financial statements, the Group has applied the following standards and amendments effective from 1 January 2022:

Reference to the Conceptual Framework (Amendments to IFRS 3);

COVID-19-Related Rent Concessions beyond 30 June 2021 (Amendment to IFRS 16);

Property, Plant and Equipment: Proceeds before Intended Use (Amendments to IAS 16);

Onerous Contracts – Cost of Fulfilling a Contract (Amendments to IAS 37);

Annual Improvements (2018-2020 Cycle).

The standards and amendments listed above did not have a material impact on the Group’s financial statements.

(g) New standards and interpretations not yet adopted

The Group has not early adopted new standards, interpretations or amendments that were issued but are not yet entered into force, and their requirements have not been considered when preparing the financial statements. These standards and interpretations are not expected to have a material impact on these financial statements.

(h) Use of estimates and judgments

The Group’s management has made a number of judgments, estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with IFRSs. Judgements are based on management’s best knowledge of the relevant facts and circumstances having regard to prior experience, but actual results may differ from the amounts included in the financial statements. Actual results may differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

6

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

2. Basis of preparation, continued

In particular, information about significant areas of estimation uncertainty and critical judgments made by management for preparation of these financial statements is described in the following notes below. However, management does not expect a significant risk of a material change to the Company’s carrying value of the assets and liabilities affected by these factors in the next 12 months, within a reasonably possible range, unless described otherwise.

Note 3 – Revenues. Management made estimates in relation to revenue recognised over time by measuring the progress towards complete satisfaction of that performance obligation;

Note 8 – Income tax. Management made estimates in relation to the level of taxes payable which may then be audited by the tax authorities and timing of realisation of temporary differences;

Note 9 – Intangible assets. Estimates were made in relation to the useful lives of assets;

Note 10 – Property, plant and equipment. Estimates were made in relation to the useful lives of assets;

Note 11 – Loans receivable. Management made estimates in relation to fair value of borrowings based on market interest rates for loans and the allowance for expected credit losses;

Note 12 – Advances paid and other current assets. Management made estimates in relation to recoverability of assets;

Note 13 – Trade and other receivables. Management made estimates in relation to the allowance for expected credit losses;

Note 16 – Lease. Estimates were made in determining the lease term of contracts with renewal option and incremental borrowing rates;

Note 17 – Borrowings. Management made estimates in relation to fair value of borrowings based on market interest rates for loans;

Note 22 – Financial risk management objectives and policies. Fair value analysis is based on estimated future cash flows and discount rates;

Note 23 – Commitments and contingencies. These require management to make estimates as to amounts payable and to determine the likelihood of cash outflows in the future.

7

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

3. Revenues

KZT’000	2022	2021	2020
Revenues by products
Development, implementation and maintenance of software	7,724,702	5,381,013	4,842,202
Sale of licences purchased from third parties	1,479,742	5,744,632	1,550,818
	9,204,444	11,125,645	6,393,020
Timing of revenue recognition
Over time	7,724,702	8,174,757	4,842,202
At a point in time	1,479,742	2,950,888	1,550,818
	9,204,444	11,125,645	6,393,020
Contract assets and liabilities
Contract assets	1,062,858	617,890	34,705
Contract liabilities	(1,373,109)	(845,257)	(359,620)
	(310,251)	(227,367)	(324,915)

4. Cost of sales

KZT’000	2022	2021	2020
Development, implementation and maintenance of software	5,962,589	4,625,112	4,301,327
Cost of licences purchased from third parties	1,228,445	5,035,433	1,144,787
	7,191,034	9,660,545	5,446,114

Cost of sales comprises:

Salaries and payroll taxes in the amount of KZT 2,953,261 thousand (2021: KZT 2,120,570 thousand; 2020: KZT 1,727,486 thousand);

Depreciation and amortisation in the amount of KZT 222,481 thousand (2021: KZT 176,498 thousand; 2020: 157,205 thousand).

8

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

5. Administrative expenses

KZT’000	2022	2021	2020
Salaries and payroll taxes	323,346	355,630	288,399
Professional services	120,214	65,497	50,482
Taxes and payments to the budget	102,056	70,777	22,203
Representation expenses	56,326	74,428	–
Business travel	32,957	17,461	15,394
Stationery	21,155	13,575	21,678
Write-off of VAT not accepted for offset	19,414	5,234	5,073
Depreciation and amortisation	14,986	10,005	13,240
Levies and charges	6,755	11,910	–
Rent	6,376	7,832	(1,014)
Postage and courier costs	1,264	1,070	1,129
Subscriptions and software license	462	1,102	2,598
Technical support and maintenance services	221	321	5,007
Membership fee	–	2,427	4,823
Other	112,279	38,671	48,246
	817,811	675,940	477,258

9

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

6. Other operating income and expenses

(a)	Other operating income

KZT’000	2022	2021	2020
Payables written off	41,756	32,363	1,226
Assets received free of charge	15,116	10,944	3,056
	56,872	43,307	4,282

(b)	Other operating expenses

KZT’000	2022	2021	2020
Receivables written off	14,830	4	–
Loss on disposal of property plant and equipment	18,436	10,865	5,351
	33,266	10,869	5,351

7. Finance income and costs

(a)	Finance income

KZT’000	2022	2021	2020
Interest income	8,956	17,344	12,880
Unwinding of discount on loans issued	12,190	35,487	26,452
	21,146	52,831	39,332

(b)	Finance costs

KZT’000	2022	2021	2021
Interest expense on borrowings	99,532	38,687	24,533
Unwinding of discount on interest-free loans from former owner	31,255	2,534	9,836
Interest expense on finance leases	11,357	10,521	6,929
Recognition of discount on loans issued	252	4,901	12,937
	142,396	56,643	54,235

10

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

8. Income tax

(a) Income tax expense (recovery)

The major components of income tax expense (recovery) are as follows:

KZT’000	2022	2021	2020
Corporate income tax	–	18,828	18,060
Origination and reversal of temporary differences	169,099	(358,572)	10,026
Income tax expense (recovery)	169,099	(339,744)	28,086

A reconciliation of income tax expense (recovery) applicable to accounting profit before tax at the statutory rate to income tax expense at the effective tax rate is as follows:

KZT’000	2022	2021	2020
Profit before taxation	988,410	757,208	391,168
Income tax rate	20.0%	20.0%	20.0%
At statutory income tax rate	197,682	151,442	78,234
Tax relief within tax preferences	(198,822)	(344,125)	(18,969)
Unrecognised tax losses (income) within tax preferences	95,040	(212,149)	(79,431)
Non-deductible expenses	75,199	65,088	48,252
Income tax expense (recovery)	169,099	(339,744)	28,086
Effective income tax rate	17.1%	-44.9%	7.2%

(b) Deferred tax liability

The amounts of deferred tax assets (liabilities) are as follows:

KZT’000	2022	2021	2020
Property, plant and equipment	(72,156)	(96,277)	(121,773)
Contract assets	8,681	55,422	36,602
Lease assets and liabilities	5,166	3,871	1,321
Loans issued	(3,337)	–	–
Trade and other receivables	22,206	17,205	5,984
Borrowings and grants	–	1,991	7,925
Trade and other payables	2,443	1,538	2,166
Tax losses carried forward	148,600	306,540	–
	111,603	290,290	(67,775)
Deferred tax asset	111,603	290,290	5,255
Deferred tax liability	–	–	(73,030)

11

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

8. Income tax, continued

Movement in deferred tax (liability) asset is as follows:

KZT’000	2022	2021	2021
At 1 January	290,290	(67,775)	(55,782)
(Charged) credited to profit or loss	(169,099)	358,572	(10,026)
Recognised in additional paid-in capital	(9,588)	(507)	(1,967)
At 31 December	111,603	290,290	(67,775)

Some of the Group’s entities are registered in the territories of innovative technology parks, the participants of which have a number of tax preferences, including exemption from corporate income tax. In the reporting years, these entities reduced taxes and did not recognise assets and liabilities, exercising this right.

9. Intangible assets

KZT’000	2022	2021	2020
Cost
At 1 January	2,610,344	1,772,084	995,083
Additions	866,882	838,260	777,001
At 31 December	3,477,226	2,610,344	1,772,084
Amortisation
At 1 January	433,334	298,611	198,893
Amortisation charge	193,020	134,723	99,718
At 31 December	626,354	433,334	298,611
Net book value
At 31 December	2,850,872	2,177,010	1,473,473

12

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

10. Property, plant and equipment

KZT’000	2022	2021	2020
Cost
At 1 January	114,158	123,200	137,723
Additions	26,192	14,113	39,881
Disposals	(30,937)	(23,155)	(54,404)
At 31 December	109,413	114,158	123,200
Depreciation
At 1 January	61,924	41,840	42,795
Depreciation charge	21,248	32,374	48,098
Disposals	(12,501)	(12,290)	(49,053)
At 31 December	70,671	61,924	41,840
Net book value
At 31 December	38,742	52,234	81,360

11. Loans receivable

KZT’000	2022	2021	2020
Loans issued to a related party	–	502,504	467,319
Interest receivable	–	11,013	–
	–	513,517	467,319
Discount	–	(9,953)	(39,626)
Total	–	503,564	427,693
Non-current	–	–	427,693
Current	–	503,564	–

From 2019 to 2022, the Group issued a number of loans to a related party. The loans are short-term, bore interest of 3%, unsecured and denominated in Russian roubles. The imputed interest cost on the loans was determined at the rates of 14.7% (2021: 8.2%; 2020: 7.8%). The discount at the initial recognition of the loans was recognised in profit or loss in the amount of KZT 252 thousand (2021: KZT 4,901 thousand; 2020: KZT 12,937 thousand). As at 31 December 2022 the loans are repaid in full.

13

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

Movement in the loans receivable

KZT’000	2022	2021	2020
Nominal loan and interest balances
At 1 January	513,517	467,319	408,832
Loans issued	–	79,977	127,989
Loans repaid	(28,225)	(57,276)	(35,014)
Interest accrued	2,528	11,013	–
Non-cash offset	(453,405)	–	–
Net exchange adjustment	(34,415)	12,484	(34,488)
At 31 December	–	513,517	467,319
Discount
At 1 January	(9,953)	(39,626)	(57,811)
Recognition of discount	(252)	(4,901)	(12,937)
Unwinding of discount	12,190	35,487	26,452
Net exchange adjustment	(1,985)	(913)	4,670
At 31 December	–	(9,953)	(39,626)
Book value
At 31 December	–	503,564	427,693

12. Advances paid and other current assets

KZT’000	2022	2021	2020
Advances paid for goods and services	954,208	243,257	77,631
Deferred expenses	7,500	294	1,314
VAT reclaimable	1,682	33,849	42,614
Other	42,427	35,338	25,524
	1,005,817	312,738	147,083

14

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

13. Trade and other receivables

KZT’000	2022	2021	2020
Contract assets	1,062,858	617,890	34,705
Trade receivables from third parties	760,754	696,981	559,739
Receivables from employees	2,599	5,369	36,814
	1,826,211	1,320,240	631,258
Allowance for expected credit losses	(136,263)	(98,848)	(35,489)
	1,689,948	1,221,392	595,769

Movement in the allowance for expected credit losses is as follows:

KZT’000	2022	2021	2020
At 1 January	98,848	35,489	9,062
Accrued	59,392	63,608	26,427
Written off	(21,977)	(249)	–
At 31 December	136,263	98,848	35,489

Cash

KZT’000	2022	2021	2020
Cash at bank	337,930	981,453	384,264
Petty cash	5,046	52,492	53,131
Cash deposits with maturities of less than three months	400	400	476,200
	343,376	1,034,345	913,595

14. Equity

(a) Invested capital

Invested equity comprises charter capital of the Group’s entities as follows:

KZT’000	2022	2021	2020
Prime Source LLP	353,087	154	154
Prime Source Innovation LLP	100	100	100
Prime Source Analytic Systems LLP	147	105	105
InFin IT Solution LLP	240	240	240
Digitalism LLP	120	120	120
Elimination	(54)	(54)	(54)
	353,640	665	665

In 2022, the Group received contribution into charter capital of the Group’s entities in the amount of KZT 352,975 thousand (2021: nil; 2020: KZT 114 thousand).

15

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

15. Equity, continued

(b) Additional paid in capital

The Group received interest free loans from its former owner (see note 17) that were recognised at net present value of expected repayment. The discount net of income tax in the amount of KZT 54,206 thousand (2021: KZT 15,854 thousand; 2020: KZT 13,827 thousand) was recognised as additional paid in capital.

16. Leases

The Group leases office premises. Rental contracts are typically made for fixed periods of equal of less than 12 months but have extension options. The lease contracts do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be subleased or used as security for borrowing purposes.

The lease liabilities for these properties were calculated as the present value of the outstanding rentals, using incremental borrowing rates of 11.7-16.1%.

The Group considered practical expedients and does not recognise right-of-use assets or lease liabilities for leases which have low value or short-term leases within 12 months of the date of initial application. The payments associated with these leases which are charged directly to the profit or loss on a straight-line basis over the lease term (see note 5).

(a) Right-of-use assets

KZT’000	2022	2021	2020
Cost
At 1 January	100,653	95,566	23,484
Additions	34,335	5,087	95,566
Disposals	(5,087)	–	(23,484)
At 31 December	129,901	100,653	95,566
Amortisation
At 1 January	29,390	9,984	10,839
Amortisation charge	23,199	19,406	22,629
Disposals	(5,087)	–	(23,484)
At 31 December	47,502	29,390	9,984
Net book value
At 31 December	82,399	71,263	85,582

16

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

16. Leases, continued

(b) Lease liabilities

KZT’000	2022	2021	2020
At 1 January	90,594	92,188	12,230
Additions	34,335	5,087	95,566
Interest accrued	11,357	10,521	6,929
Interest paid	(11,357)	(10,521)	(6,929)
Payments	(16,642)	(6,681)	(15,608)
At 31 December	108,287	90,594	92,188
Non-current	69,138	67,439	78,305
Current	39,149	23,155	13,883

17. Borrowings

KZT’000	Maturity	Interest rate	Currency	2022	2021	2020
Loans received from former owner	2023	interest free	KZT	1,207,316	–	–
Bank loans	2023	12.00%-14.75%	KZT	–	659,840	243,333
Interest payable				–	–	–
				1,207,316	659,840	243,333

Interest free loans from the former owner

From 2019 to 2022, the Group received a number of loans from the former owner to finance working capital. The loans are short-term, interest free, unsecured and denominated in Kazakhstan tenge. The imputed interest cost on the loans was determined at the rates of 16.2-18.9% (2021: 10.8%; 2020: 11.9-12.2%). The discount at the initial recognition of the loan was recognised directly in equity as additional paid in capital in the amount of KZT 47,940 thousand (2021: KZT 2,534 thousand; 2020: KZT 9,836 thousand) net of tax of KZT 9,588 thousand (2021: KZT 507 thousand; 2020: KZT 1,967 thousand).

Bank loans

In 2021 and 2020 the Group received loans from Kazakhstan banks to finance working capital. The loans bore interest of 12.0%-14.7% and were denominated in Kazakhstan tenge. As at 31 December 2022 the bank loans are repaid in full.

17

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

17. Borrowings, continued

Movement in borrowings

KZT’000	2022	2021	2020
Nominal loan and interest balances
At 1 January	659,840	243,333	–
Proceeds from borrowing	2,561,900	2,638,640	1,067,654
Repayment of borrowings	(1,997,250)	(2,222,133)	(824,321)
Interest accrued	99,532	38,687	24,533
Interest paid	(100,021)	(38,687)	(24,533)
At 31 December	1,224,001	659,840	243,333
Discount
At 1 January	–	–	–
Recognition of discount	(47,940)	(2,534)	(9,836)
Unwinding of discount	31,255	2,534	9,836
At 31 December	(16,685)	–	–
Book value
At 31 December	1,207,316	659,840	243,333

18. Other taxes payable

KZT’000	2022	2021	2020
Value added tax	201,388	209,818	320,255
Pension payments	36,848	26,788	22,484
Personal income tax	16,912	7,331	12,235
Social insurance	13,410	7,331	–
Social tax	8,313	7,192	8,813
Other taxes	5	4	6
	276,876	258,464	363,793

19. Trade and other payables

KZT’000	2022	2021	2020
Trade payables	505,389	1,122,145	1,141,024
Salaries and related payables	226,578	168,439	107,310
Salaries non-staff employees	67,135	829,336	794,371
Other payables	209	164	118
	799,311	2,120,084	2,042,823

20. Contract liabilities

KZT’000	2022	2021	2020
Advances received for custom development	834,363	915,060	578,776
Advances received under licenses	256,867	–	–
Advances received for technical support	6,643	177,253	8,900
	1,097,873	1,092,313	587,676

18

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

Reconciliation of profit before taxation to cash flows from operating activities

KZT’000	Note	2022	2021	2020
Profit before taxation		988,410	757,208	391,168
Adjustments for:
Finance income	7(a)	(21,146)	(52,831)	(39,332)
Finance costs	7(b)	142,396	56,643	54,235
Depreciation and amortisation	4,5	237,467	186,503	170,445
Impairment losses	13	59,392	63,608	26,427
Loss on disposal of property, plant and equipment	6(b)	18,436	10,865	5,351
Unrealised foreign exchange loss (gain)		44,331	(7,766)	41,048
Operating cash flows before changes in working capital		1,469,286	1,014,230	649,342
Increase in prepayments and other current assets		(693,079)	(165,655)	(18,496)
Increase in trade and other receivables		(1,050,240)	(670,231)	(132,623)
Increase (decrease) in other taxes payable		18,412	(105,329)	(23,286)
(Decrease) increase in trade and other payables		(867,368)	77,261	626,677
Increase in contract liabilities		527,852	485,637	57,283
Cash flows from operations before interest and income tax paid		(595,137)	635,913	1,158,897

22. Financial instruments and financial risk management objectives and policies

(a) Overview

The Group has exposure to the following risks from its use of financial instruments:

● credit risk;

● liquidity risk;

● market risk.

Management of the Group has overall responsibility for the establishment and oversight of the Group’s risk management framework.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

19

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

22. Financial risk management objectives and policies, continued

Management oversees compliance with the Group’s risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the Group.

(b) Categories and fair values of financial assets and financial liabilities

Categories of financial assets and financial liabilities

KZT’000	Note	2022	2021	2020
Financial assets at amortised costs
Loans receivable	11	–	503,564	427,693
Trade and other receivables	13	1,689,948	1,221,392	595,769
Cash	14	343,376	1,034,345	913,595
		2,033,324	2,759,301	1,937,057
Financial liabilities at amortised cost
Lease liabilities	16(b)	(108,287)	(90,594)	(92,188)
Borrowings	17	(1,207,316)	(659,840)	(243,333)
Trade and other payables	19	(799,311)	(2,120,084)	(2,042,823)
		(2,114,914)	(2,870,518)	(2,378,344)

Fair values

The fair values of each category of financial asset and liability are not materially different from their carrying values as presented.

(c)	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. This risk arises mainly from the Group’s loans receivable, contract assets, trade receivables and cash.

20

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

22. Financial risk management objectives and policies, continued

The carrying value of financial assets represents the maximum credit risk exposure. The maximum exposure to credit risk at 31 December was:

KZT’000	2022	2021	2020
Loans receivable	–	503,564	427,693
Trade and other receivables	1,689,948	1,221,392	595,769
Cash (less petty cash)	338,330	981,853	860,464
	2,028,278	2,706,809	1,883,926

Loans receivable

The Group’s loans receivable are represented by receivables from employees. In making the decision to provide such loans, the Group performs an analysis to ensure that the overall credit exposure on these loans does not exceed the distributable reserves of the Group.

The Group’s exposure to credit risk relates entirely to Kazakhstan debtors.

The allowance for impairment of loans receivable is created at loan issuance. There are no arrears within loans receivable.

Trade receivables

The Group’s exposure to credit risk is influenced by the individual characteristics of each customer. These trade receivables relate to customers that make payment in instalments. The Group regularly monitors its exposure to bad debts in order to minimise this exposure.

The Group’s exposure to credit risk relates entirely to Kazakhstan customers.

The Group creates an allowance for impairment of trade receivables, which represents its estimate of expected credit losses. The ageing of trade receivables at 31 December was:

KZT’000	Gross	Expected loss rate	Impairment
2022
Not past due	1,650,693	1%	12,601
Past due 91-180 days	143,879	64%	92,023
More than 270 days	31,639	100%	31,639
	1,826,211	7%	136,263
2021
Not past due	1,298,589	6%	77,197
Past due 91-180 days	–	0%	–
More than 270 days	21,651	100%	21,651
	1,320,240	7%	98,848
2020
Not past due	631,258	6%	35,489
Past due 91-180 days	–	0%	–
More than 270 days	–	0%	–
	631,258	6%	35,489

21

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

22. Financial risk management objectives and policies, continued

Cash

Credit risk related to cash is monitored by management in accordance with the policies of the Group. Free funds are held with the most reliable banks in Kazakhstan with ratings of Moody’s from “BB-” to “BB+”. The purpose of this policy is to reduce concentration of credit risk and minimise possible financial loss due to banks’ failure to meet their contractual obligations.

(d) Liquidity risk

The Group manages liquidity risk by monitoring forecast cash flows and ensuring continuity of funding and flexibility through the use of loans and purchases on credit.

Maturity of financial liabilities

The table below provides an analysis of the Group’s financial liabilities to be settled on a gross basis by relevant maturity groups from the balance sheet date to the contractual settlement date:

KZT’000	Less than 3 months	3 to 12 months	1 to 5 years	Total
2022
Lease liabilities	10,477	31,431	88,377	130,285
Borrowings	–	1,224,001	–	1,224,001
Trade and other payables	799,311	–	–	799,311
	809,788	1,255,432	88,377	2,153,597
2021
Lease liabilities	810	24,172	89,230	114,212
Borrowings	–	659,840	–	659,840
Trade and other payables	2,120,084	–	–	2,120,084
	2,120,894	684,012	89,230	2,894,136
2020
Lease liabilities	5,827	8,643	111,243	125,713
Borrowings	–	243,333	–	243,333
Trade and other payables	2,042,823	–	–	2,042,823
	2,048,650	251,976	111,243	2,411,869

22

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

22. Financial risk management objectives and policies, continued

Borrowings include expected future interest payments calculated on the basis of interest rates effective on the balance sheet date. Lease liabilities are presented on an undiscounted gross basis.

(e) Price risk

The Group is not exposed to market risk as it concludes contracts without price change adjustment for goods and services after their sale.

(f) Interest rate risk

At the reporting dates the Group is not exposed to interest rate risk as there are no financial instruments with floating interest rates.

(g) Currency risk

The Group is subject to currency risk exposure when performing transactions in currencies other than its functional currency.

The Group’s exposure to foreign currency risk was as follows:

KZT’000	KZT	USD	RUB	Total
2022
Trade and other receivables	1,689,948	–	–	1,689,948
Cash	343,376	–	–	343,376
Lease liabilities	(108,287)	–	–	(108,287)
Borrowings	(1,207,316)	–	–	(1,207,316)
Trade and other payables	(565,557)	(188,086)	(45,668)	(799,311)
	152,164	(188,086)	(45,668)	(81,590)

KZT’000	KZT	USD	RUB	Total
2021
Loans receivable	–	–	503,564	503,564
Trade and other receivables	1,221,392	–	–	1,221,392
Cash	983,797	50,548	–	1,034,345
Lease liabilities	(90,594)	–	–	(90,594)
Borrowings	(659,840)	–	–	(659,840)
Trade and other payables	(1,893,261)	(185,842)	(40,981)	(2,120,084)
	(438,506)	(135,294)	462,583	(111,217)
2020
Loans receivable	–	–	427,693	427,693
Trade and other receivables	595,769	–	–	595,769
Cash	888,253	24,415	927	913,595
Lease liabilities	(92,188)	–	–	(92,188)
Borrowings	(243,333)	–	–	(243,333)
Trade and other payables	(1,975,528)	(25,884)	(41,411)	(2,042,823)
	(827,027)	(1,469)	387,209	(441,287)

23

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

22. Financial risk management objectives and policies, continued

Financial instruments denominated in tenge are not exposed to foreign currency risk and are provided for reconciliation of total amounts.

Sensitivity analysis

A 10% weakening of tenge against the following currencies as at 31 December would have increased (decreased) net profit by the amounts shown below. This analysis assumes that all other variables remain constant.

KZT’000	2022	2021	2020
USD	(15,047)	(10,824)	(118)
RUB	(3,653)	37,007	30,977

A 10% strengthening of tenge against the above currencies as at 31 December would have had an equal but opposite effect on the above currencies to the amounts shown above, on the basis that all other variables remain constant.

(h) Capital management

The overriding objectives of the Group’s capital management policy are to safeguard and support the business as a going concern and to maintain an optimal capital structure with a view to maximising returns to owners and benefits to other stakeholders by reducing the Group’s cost of capital. The Group’s overall policy remains unchanged from 2020.

23. Commitments and contingencies

(a) Kazakhstan’s taxation contingencies

Inherent uncertainties in interpreting tax legislation

The Group is subject to uncertainties relating to the determination of its tax liabilities. Kazakhstan tax legislation and practice are in a state of continuous development and, therefore, are subject to varying interpretations and changes which may be applied retrospectively.

Management interpretations of such legislation in applying it to business transactions of the Group may be challenged by the relevant tax authorities and, as a result, the Group may receive claims for additional tax payments, including fines, penalties and interest charges that could have a material adverse effect on the Group’s financial position and results of operations.

Period for additional tax assessments

Tax authorities in Kazakhstan have the right to raise additional tax assessments for three or five years after the end of the relevant tax period, depending on the taxpayer category or tax period. In certain cases, as determined by the tax legislation, the terms could be extended for three years.

24

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

23. Commitments and contingencies, continued

Possible additional tax liabilities

Management believes that the Group is in compliance with the tax laws and any contractual terms entered into that relate to tax which affect its operations and that, consequently, no additional tax liabilities will arise. However, due to the reasons set out above, the risk remains that the relevant tax authorities may take a differing position with regard to the interpretation of contractual provisions or tax law.

The resulting effect of this matter is that additional tax liabilities may arise. However, due to the range of uncertainties described above in assessing any potential additional tax liabilities, it is not practicable for management to estimate the financial effect in terms of the amount of additional tax liabilities, if any, together with any associated penalties and charges for which the Group may be liable.

(b) Insurance

The insurance industry in Kazakhstan is in a developing stage and many forms of insurance protection common in other parts of the world are not yet generally available. Available insurance programs may not provide full coverage in the event of a major loss.

(c) Legal commitments

In the ordinary course of business, the Group is subject to legal actions and complaints. Management believes that the ultimate liability, if any, arising from such actions or complaints will not have a materially adverse effect on the financial condition or results of operations of the Group. As at 31 December 2022, the Group was not involved in any significant legal proceedings.

24. Related party disclosures

Related parties include the following:

● Key executives.

● Former owner.

● Other related parties.

(a) Management remuneration

Rewards received by key executives are included in personnel costs of administrative expenses (see note 5) amounted to KZT 20,000 thousand (2021: KZT 17,141 thousand; 2020: KZT 17,037 thousand).

25

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

(b) Transactions with related parties

In addition to loans issued to a related party (note 11) and loans received from a former owner (note 17) the Group had the following transactions and balances with the related parties:

KZT’000	Former owner	Other related parties	Total
2022
Due from related parties	–	200,800	200,800
Due to related parties	–	(300,000)	(300,000)
Sales to related parties	–	354,699	354,699
2021
Due from related parties	788,420	16,150	–
Due to related parties	–	(6,500)	–
2020
Due from related parties	788,420	–	–
Due to related parties	–	–	–

(c) Terms and conditions of transaction with related parties

Prices for related party transactions are determined by the parties on an ongoing basis depending on the nature of the transaction.

26

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

25. Significant accounting policies

The following significant accounting policies have been consistently applied in the preparation of the combined financial statements.

(a) Foreign currency transactions

Transactions in foreign currencies are translated to the functional currency of the Group at the exchange rate ruling at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated to the functional currency at the exchange ruling rate at the reporting date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate ruling at the date when their fair value was determined. Foreign currency differences arising on retranslation at the exchange rate on the date of the transaction as well as those from retranslation of monetary assets and liabilities at the reporting date are recognised in profit or loss.

The following exchange rates were used in preparing the combined financial statements:

	2022			2021		2020
	Year-end	Average	Year-end	Average	Year-end	Average
US dollar	462.65	460.48	431.67	426.03	420.71	412.95
Russian rouble	6.43	6.96	5.77	5.79	5.65	5.73

(b) Property, plant and equipment

Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located, and capitalised borrowing costs. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Any gain (loss) on disposal of an item of property, plant and equipment is determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and is recognised net within other income (other expenses) in profit or loss.

Subsequent costs

The cost of replacing a component of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to the Group, and its cost can be measured reliably. The carrying amount of the replaced component is recorded as a disposal. The costs of the day-to-day servicing of property, plant and equipment are recognised in profit or loss as incurred.

27

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

25. Significant accounting policies, continued

Depreciation

Depreciation is charged to profit or loss on a straight-line basis over the estimated useful life of the individual asset to its estimated residual value. The expected remaining useful lives are as follows:

office equipment 3-4 years;

other 3-7 years.

Useful lives and residual values of property, plant and equipment are analysed at each reporting date.

(c) Intangible assets

Intangible assets relate largely to software, which are developed by the Group and which have finite useful lives, are stated at cost (which comprises mainly salaries and payroll taxes of the Group’s programmers) less accumulated amortisation and impairment losses.

Amortisation

Amortisation of intangible assets, which have expected useful lives of 5 to 7 years, is computed under the straight-line method over the estimated useful lives of the assets.

(d) Impairment

The carrying amounts of non-current assets are reviewed for impairment if events or changes in circumstances indicate the carrying value may not be recoverable. If there are indicators of impairment, an exercise is undertaken to determine whether the carrying values are in excess of their recoverable amount. Such review is undertaken on an asset-by-asset basis, except where such assets do not generate cash flows independent of other assets, in which case the review is undertaken at the cash-generating unit level.

If the carrying amount of an asset or its cash-generating unit exceeds the recoverable amount, a provision is recorded to reflect the asset or cash-generating unit at the lower amount. Impairment losses are recognised in profit or loss.

Calculation of recoverable amount

The recoverable amount of assets is the greater of their value in use and fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The Group’s cash-generating units are the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets.

Reversals of impairment

A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(e) Accounts receivable

Accounts receivable are normally recognised at their nominal value less any expected credit loss and do not generally carry any interest. Expected credit losses are recognised in an allowance account if recoverable. Otherwise, the carrying amount of accounts receivable is written off.

Accounting policies for accounts receivable are provided in the Financial instruments section.

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Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

25. Significant accounting policies, continued

(f) Cash

Cash comprise cash at bank which is available on demand and subject to insignificant risk of changes in value and petty cash.

(g) Leases

The Group as lessee

The Group assesses whether a contract is or contains a lease, at inception of the contract. The Group recognises a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases and leases of low value assets. For these leases, the Group recognises the lease payments as an operating expense on a straight-line basis over the term of the lease.

The lease liability is initially measured at the present value of the lease payments, discounted by using the incremental borrowing rate. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability and by reducing the carrying amount to reflect the lease payments made. Also, the Group remeasures the lease liability to reflect a lease contract modification.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs.

For contracts that contain a lease component and one or more additional non-lease components, the Group does not separate non-lease components, and accounts for any lease and associated non-lease components as a single arrangement.

(h) Borrowings

Borrowings are initially recognised at the fair value of the consideration received less directly attributable transaction costs. After initial recognition, borrowings are subsequently measured at amortised cost using the effective interest method.

(i) Retirement employee benefits

The Group does not have any pension arrangements separate from the state pension system of the Republic of Kazakhstan, which requires current contributions by the employer and employee calculated as a percentage of current gross salary payments.

(j) Revenues

At contract inception, the Group assesses the goods or services (assets) promised in a contract with a customer and identifies as a performance obligation each promise to transfer to the customer either an asset that is distinct or a series of distinct assets that are substantially the same and that have the same pattern of transfer to the customer.

29

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

25. Significant accounting policies, continued

Sale of goods

Sale of goods is recognised when control of the products has transferred. Delivery occurs when the products have been shipped to the specific location, the risks of obsolescence and loss have been transferred to the customer, and the customer has accepted the products in accordance with the sales contract or the acceptance provisions have lapsed.

A receivable is recognised when the goods are delivered as this is the point in time that the consideration is unconditional because only the passage of time is required before the payment is due.

Sale of services

Revenue from rendering services is recognised in the accounting period in which the services are rendered.

Revenue from rendering services is recognised over time if any of the following criteria are met:

the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs;

the Group’s performance creates or enhances an asset (for example, work in progress) that the customer controls as the asset is created or enhanced; or

the Group’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date.

In all other cases Revenue from rendering services is recognised at a point in time.

Financing components

There are no contracts where the period between the transfer of the promised goods or services to the customer and payment by the customer exceeds one year. As a consequence, the transaction prices are not adjusted for the time value of money.

(k) Finance Income

Finance income comprises interest income on funds invested and foreign exchange gains. Interest income is recognised as it accrues, calculated in accordance with the effective interest rate method.

(l) Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur.

(m) Income tax

Income tax for the year comprises current and deferred tax. Income tax is recognised in profit or loss except to the extent that it relates to items charged or credited directly to equity, in which case it is recognised in equity.

Current tax expense is the expected tax payable on the taxable income for the year and any adjustment to tax payable in respect of previous years.

Deferred tax is determined using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for taxation purposes.

30

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

25. Significant accounting policies, continued

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on the tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Deferred tax asset is recognised only to the extent that it is probable to receive taxable income in future, which can be utilised against this asset. The amount of deferred tax assets are reduced to the extent that it is not probable that appropriate tax savings would be used.

Deferred tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(n) Financial instruments

The Group recognises financial assets and liabilities on its balance sheet when it becomes a party to the contractual provisions of the instrument.

Financial assets

Classification and initial measurement

Financial assets within the scope of IFRS 9 are classified as financial assets at amortised cost, fair value through profit or loss or fair value through other comprehensive income. The Group determines this classification at initial recognition depending on the business model for managing the financial asset and the contractual terms of the cash flows.

Financial assets are classified and measured at amortised cost or fair value through other comprehensive income if the related cash flows are ‘solely payments of principal and interest’ on the principal amount outstanding. Financial assets with cash flows that are not ‘solely payments of principal and interest’ are classified and measured at fair value through profit or loss, irrespective of the business model.

At initial recognition financial assets are measured at fair value being the consideration received plus directly attributable transaction costs. Any gain or loss at initial recognition is recognised in the statement of profit or loss.

Subsequent measurement

Financial assets held for the collection of contractual cash flows that are solely payments of principal and interest (and classified as amortised cost) are subsequently measured at amortised cost using the effective interest rate method (“EIR”). Amortised cost is calculated by taking into account any discount or premium and fees or costs on acquisition. Unwinding of the difference between nominal and amortised values is included in finance income in the statement of profit or loss.

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognised in the statement of profit or loss.

Derecognition

A financial asset is derecognised when the Group loses control over the contractual rights that comprise that asset. This occurs when the rights are realised, expire or are surrendered.

31

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

25. Significant accounting policies, continued

Impairment of financial assets

The Group assesses on a forward-looking basis the expected credit losses that might arise on financial assets measured at amortised cost. This assessment considers the probability of a default event occurring that could result in the expected cash flows due from a counterparty falling short of those contractually agreed.

Expected credit losses are estimated for default events possible over the lifetime of a financial asset measured at amortised cost. However, where the financial asset is not a trade receivable measured at amortised cost and there have been no significant increases in that financial asset’s credit risk since initial recognition, expected credit losses are estimated for default events possible within 12 months of the reporting date.

Financial liabilities

Classification and initial measurement

Financial liabilities within the scope of IFRS 9 are classified as financial liabilities at amortised cost or fair value through profit or loss. The Group determines the classification of its financial liabilities at initial recognition.

At initial recognition financial liabilities are measured at fair value being the consideration given. Financial liabilities at amortised cost additionally include directly attributable transaction costs.

Subsequent measurement

Trade and other payables and other financial liabilities are subsequently measured at amortised cost using the EIR method after initial recognition. Amortised cost is calculated by taking into account any discount or premium and fees or costs on acquisition. Unwinding of the difference between nominal and amortised values is included in finance costs in the statement of profit or loss.

Financial liabilities measured at fair value through profit or loss are carried on the statement of financial position at fair value with subsequent changes recognised in finance costs in the statement of profit or loss.

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of profit or loss.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position when there is an enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Fair value of financial instruments

At each reporting date, the fair value of financial instruments that are traded in active markets is determined by reference to quoted market prices, without any deduction for transaction costs. For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm’s length market transactions, reference to the current fair value of another instrument that is substantially the same, discounted cash flow analysis or other valuation models.

32

Prime Source Group

Combined statements of cash flows

for the years ended 31 December 2022, 2021 and 2020

26. Events after the reporting period

Repayment of loans received from former owner

In January and February 2023, the Group fully repaid the loans received from the former owner, which described in note 17.

Attracting bank loans

In March 2023, the Group entered into a revolving credit line agreement with Al Hilal Islamic Bank JSC at a fixed interest rate of 16.5%. The credit line is intended to replenish working capital, and is calculated until March 2026. As part of this agreement, during 2023, the Group received a loan in the total amount of KZT 1,880,000 thousand, maturing until to 12 months. During 2023, the Group fully repaid the loans.

The Group also opened credit lines agreement at Bereke Bank JSC for refinancing of liabilities at Al Hilal Islamic Bank JSC at the date of refinancing, further development within the limit - working capital replenishment. In 2023, loans were received for the replenishment of working capital in the amount of KZT 1,640,000 thousand, maturing until to 12 months, the interest rate of 20.7%- 21.3%.

In April 2024, the Group, under the existing credit line with Bereke Bank JSC, repaid the debt in the amount of KZT 1,173,333 thousand and entered into new bank loan agreements to replenish working capital. As part of this agreement, in April 2024, the Group received a loan in the total amount of KZT 1,174,000 thousand, with a repayment period until April 2025 with an interest rate of 20.7% - 21.3%.

Change in ownership structure

In March 2024, Genius Group Limited, a publicly listed company incorporated in Singapore, acquired 100% ownership in FB Prime Source Acquisition LLC from the LZG International Inc. The consideration for the acquisition includes:

●	issuance of 73,873,784 ordinary shares of Genius Group Ltd at a fair market value of US 0.397 dollar.
●	IP Property and certain business-related assets
●	liabilities of FB Prime Source Acquisition not exceeding US 15,000,000 dollars.
●	settle the liabilities over 6 months from the date of closing.

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